FORM 5 - EDGAR PICKUP - PCNS 94-95

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FORM 5
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to |
|    KRUSEN, JR.      W.            ANDREW   |    FLORIDA BANKS, INC. (FLBK)               |   Issuer (Check all applicable)       |
|--------------------------------------------|---------------------------------------------|                                       |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |   [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |   Month/Year      |                                       |
|  3415 MORRISON AVENUE                      |    Person, if an Entity |   12/31/00        |   [ ] Officer (give [ ] Other (specify|
|--------------------------------------------|    (Voluntary)          |-------------------|               title           below)  |
|                 (Street)                   |                         |5. If Amendment,   |               below)                  |
|                                            |                         |   Date of Original|                                       |
|                                            |                         |   (Month/Year)    |---------------------------------------|
|  TAMPA              FL              33629  |                         |                   |7. Individual or Joint/Group Filing    |
|--------------------------------------------|---------------------------------------------|   (Check applicable line)             |
|  (City)           (State)           (Zip)  |                                             |   [X] Form Filed by one               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form Filed by more than         |
|                                            |                                             |       one Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             | HELD BY  |
| COMMON STOCK, $.01 PAR   |                 |             |        |        |        |                   |             | PARTNER- |
| VALUE, PER SHARE         |   10/21/99      |     P       |  2,000 |   A    |  6.875 |      5,000        |    (I)(1)   | SHIP     |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             | HELD BY  |
| COMMON STOCK, $.01 PAR   |                 |             |        |        |        |                   |             | PARTNER- |
| VALUE, PER SHARE         |      --         |     --      |   --   |   --   |    --  |     53,095        |    (1)(2)   | SHIP     |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             | HELD IN  |
|                          |                 |             |        |        |        |                   |             | TRUST FOR|
| COMMON STOCK, $.01 PAR   |                 |             |        |        |        |                   |             | BENEFIT  |
| VALUE, PER SHARE         |      --         |     --      |   --   |   --   |    --  |     20,000        |    (1)      | OF WIFE  |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             | HELD AS  |
|                          |                 |             |        |        |        |                   |             | TRUSTEE  |
|                          |                 |             |        |        |        |                   |             | FOR      |
| COMMON STOCK, $.01 PAR   |                 |             |        |        |        |                   |             | CHILDREN'S
| VALUE, PER SHARE         |      --         |     --      |   --   |   --   |    --  |      3,329        |    (1)      | TRUST    |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK, $.01 PAR   |                 |             |        |        |        |                   |             |          |
| VALUE, PER SHARE         |      --         |     --      |   --   |   --   |    --  |     20,000        |    (D)(3)   |   --     |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on separtae line for each class of securities beneficially owned directly or indirectly.
* If form is filed by more than one reporting person, see instruction 4(b)(v).

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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative| 2. Conver- | 3. Trans- | 4. Trans- | 5. Number of   | 6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |    action |    action |    Derivative  |    cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|    Date   |    Code   |    Securities  |    Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|    (Month/|    (Instr.|    Acquired (A)|    Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |    Day/   |    8)     |    or Disposed |    (Month/Day/  |                   |    Secur-    |
|                       |    ative   |    Year)  |           |    of (D)      |    Year)        |                   |    ity       |
|                       |    Security|           |           |    (Instr. 3,  |                 |                   |    (Instr. 5)|
|                       |            |           |           |    4, and 5)   |-----------------|-------------------|              |
|                       |            |           |           |                | Date   |Expira- |      |  Amount or |              |
|                       |            |           |           |----------------| Exer-  |tion    |Title |  Number of |              |
|                       |            |           |           |  (A)  |  (D)   | cisable|Date    |      |  Shares    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| COMMON STOCK OPTIONS  |            |           |           |       |        |        |        |COMMON|            |              |
| (RIGHT TO BUY)        |  $10.00    |   (4)     |    --     |  --   |   --   |08/13/98|08/13/08|STOCK |  42,000    |     --       |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| COMMON STOCK OPTIONS  |            |           |           |       |        |        |        |COMMON|            |              |
| (RIGHT TO BUY)        |  $ 6.56    |   (5)     |    --     |  --   |   --   |01/21/01|01/21/10|STOCK |   5,000    |     --       |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|     42,000         |         D                |         --           |
|--------------------|--------------------------|----------------------|
|      5,000         |         D                |         --           |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
------------------------------------------------------------------------
Explanation of Responses:

(1) Represents shares owned of record by Dominion Capital Management, as to which Mr. Krusen disclaims beneficial ownership, except to the extent of his pecuniary interest in the partnership.

(2)  Represents shares owned of record by Whit Ventures, LTD, a Texas Limited
     Family Partnership, as to which Mr. Krusen disclaims beneficial ownership, except to the extent of his pecuniary interest in the partnership. On
     October 2, 2000, S&J Interests, a Texas general partnership, transferred, as part of a liquidating distribution, an aggregate 53,095 shares of the Common
     Stock of the Issuer to Whit Ventures, LTD. The ownership of the shares by S&J
     Interests were previously reported by the Reporting Person on Form 4. Accordingly, there has been no change in beneficial ownership. In any event, no consideration was paid by Whit Ventures, LTD, for the shares in connection with the distribution and no profit was realized as a result of such distribution in accordance with Rule 16(b)(3), promulgated under the
     Securities Exchange Act of 1934, based upon the market value of the shares of Common Stock as of the date of such distribution as compared to the market value of the shares of Common Stock with respect to previous purchases of such shares reported by the Reporting Person.

(3)  Includes 1,000 shares held in an IRA for Mr. Krusen's spouse.

(4)  These options were granted on 08/13/98.

(5)  These options were granted on 01/21/00.

 **  Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ Andrew W. Krusen, Jr.             2/14/01
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          ----------------------------------   ----------
                                                                                    Signature of Reporting Person**      Date
                                                                                    Andrew W. Krusen, Jr.
 Note. File three copies of this form, one of which must be manually signed.                                             Page 2
       If space provided is insufficient, see Instruction 6 for procedure.
